                                                                    Exhibit 99.1

                        PRO FORMA FINANCIAL INFORMATION

                                     INDEX

                                                                          PAGE
                                                                          ----
Description of Pro Forma Financial Information........................... P-2
Unaudited Pro Forma Consolidated Condensed Statement of Operations for
 the Year ended December 31, 1999........................................ P-3
Notes to Unaudited Pro Forma Financial Information....................... P-4

                        PRO FORMA FINANCIAL INFORMATION

   The accompanying pro forma financial information gives effect to the September 1999 acquisition of Atcom, Inc. for approximately $42.6 million in common stock, stock options and direct acquisition costs as if such transaction had been consummated on January 1, 1999. The Atcom, Inc. acquisition was accounted for under the purchase method of accounting for business combinations. The pro forma consolidated condensed financial information does not include the effects of the acquisition of Business Anywhere USA, Inc. as the impact of the acquisition is not significant to the consolidated condensed pro forma results for the period presented. The pro forma consolidated condensed financial information is presented for illustrative purposes only and is not necessarily indicative of what CAIS Internet, Inc.'s results of operations would have been had the above-referenced transaction been consummated as of the above-referenced date or results of operations that may be reported by CAIS Internet, Inc. in the future. The pro forma adjustments are based upon available information and, in the opinion of management, all adjustments have been made that are necessary to present fairly the pro forma data.

   The following data should be read in conjunction with CAIS Internet, Inc.'s and Atcom, Inc.'s Consolidated Financial Statements and related notes included in CAIS Internet, Inc.'s filings with the Securities and Exchange Commission.

                              CAIS INTERNET, INC.

       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1999
                    (in thousands, except per share amounts)

                                Historical Results
                          -------------------------------
                                              Atcom
                                        (Through Date of   Pro Forma     Pro Forma
                          CAIS Internet Acquisition Only) Adjustments  CAIS Internet
                          ------------- ----------------- -----------  -------------
Net revenues............    $ 10,784         $ 1,202                     $ 11,986
Cost of revenues........       9,689             461                       10,150
Operating expenses:
  Selling, general and
   administrative.......      39,693           3,002                       42,695
  Research and
   development..........       1,593             604                        2,197
  Depreciation and
   amortization.........       7,666              46        $ 9,307(1)     17,019
  Fair value of stock
   issued to third party
   for services.........         723             --                           723
  Non-cash
   compensation.........       4,892             --                         4,892
                            --------         -------        -------      --------
    Total operating
     expenses...........      54,567           3,652          9,307        67,526
                            --------         -------        -------      --------
Loss from operations....     (53,472)         (2,911)        (9,307)      (65,690)
Interest income
 (expense), net:
  Interest income.......       2,419              37                        2,456
  Interest expense......      (1,384)           (136)                      (1,520)
                            --------         -------        -------      --------
    Total interest
     income
     (expense), net.....       1,035             (99)           --            936
                            --------         -------        -------      --------
Loss from continuing
 operations
 before income taxes ...     (52,437)         (3,010)        (9,307)      (64,754)
  Provision for income
   taxes................         --              --                           --
                            --------         -------        -------      --------
Loss from continuing
 operations.............     (52,437)         (3,010)        (9,307)      (64,754)
  Loss from discontinued
   operations...........        (340)            --                          (340)
                            --------         -------        -------      --------
Loss before
 extraordinary item.....     (52,777)         (3,010)        (9,307)      (65,094)
  Extraordinary item--
   early extinguishment
   of debt..............        (551)            --                          (551)
                            --------         -------        -------      --------
Net loss................     (53,328)         (3,010)        (9,307)      (65,645)
  Dividends and
   accretion of
   preferred stock......      (4,520)            --                        (4,520)
                            --------         -------        -------      --------
Net loss attributable to
 common stockholders....    $(57,848)        $(3,010)       $(9,307)     $(70,165)
                            ========         =======        =======      ========
Basic and diluted
 earnings (loss) per
 share:
  Loss attributable to
   common stockholders
   before discontinued
   operations and
   extraordinary item...    $  (3.54)                                    $  (3.72)
  Discontinued
   operations...........       (0.02)                                       (0.02)
  Extraordinary item....       (0.03)                                       (0.03)
                            --------                                     --------
    Total...............    $  (3.59)                                    $  (3.77)
                            ========                                     ========
Weighted-average common
 shares outstanding--
 basic and diluted......      16,124                          2,493(2)     18,617
                            ========                        =======      ========

    The accompanying notes are an integral part of this unaudited pro forma consolidated condensed statement.

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

   The unaudited pro forma financial information is based on the following assumptions and adjustments :

(1) Reflects the amortization over a three-year life of the excess of purchase price and intangibles of Atcom of $41.9 million over the fair market value of net assets acquired.

(2) Reflects common shares issued in connection with the Atcom transaction.